Exhibit 99.1

Willis Group: Eric Friberg, Sir Roy Gardner and Sir Jeremy Hanley to Stand for Election as Directors

    NEW YORK--(BUSINESS WIRE)--March 17, 2006--Willis Group Holdings, Limited (NYSE:WSH), the global insurance broker, today announces that Eric Friberg, Sir Roy Gardner and Sir Jeremy Hanley will stand for election as directors at the Company's Annual General Meeting of shareholders on April 26, 2006.
    Eric Friberg's rich career has followed a remarkable path from Harvard and MIT to the United States Air Force, his own electronics and engineering services company, a major American forest products corporation and then an illustrious 33 years with McKinsey. During that time, he served the company in Washington DC, Germany, Amsterdam, Belgium and then back to the US in Atlanta; and was on the McKinsey delegation to China in 1985 as the country was just opening to foreign investments. In each phase of his tenure, he proved himself a true professional in growing the business and serving clients with integrity beyond reproach. In 1993 he joined the Board of Trustees of the Business School at William and Mary and was named Board Chairman in 2002.
    Sir Roy Gardner, currently the Chief Executive of Centrica plc, a company that was formed after the demerger of British Gas, brings a wealth of experience amassed over the course of a brilliant career. He is also Senior Non-Executive Director of Compass Group plc and soon to be Chairman of that company. He has been; Chairman of Manchester United plc, Managing Director of GEC Marconi Limited; and Chief Operating Officer of Northern Telecom Europe. Sir Roy is a Fellow of the Chartered Association of Certified Accountants, President of Carers UK, Chairman of the Apprenticeship Ambassadors Network and a Companion of the Institute of Management.
    Sir Jeremy Hanley, a Chartered Accountant, was a Member of Parliament from 1983 to 1997 during which time he held several Ministerial posts in the UK Government including serving in the Cabinet. Since his retirement from politics, he has excelled in a number of commercial enterprises including ITE Group plc, GTECH Holdings Corporation Inc and NYMEX Europe serving each as an independent director and Chairman of the audit committee. He is a consultant on overseas trade and security and has led numerous international trade missions.
    "Integrity, character, passion and discipline - these are the traits these three gentlemen bring to Willis," said Joe Plumeri, Willis Chairman and CEO. "The combined global experience here is beyond comparison. They bring an understanding of business across industries and countries that is certain to be of great value as we take Willis to the next level. I am delighted they have accepted our invitation to join the Board and, pending their election, I very much look forward to working with them."
    James R. Fisher and Scott C. Nuttall, who have served as directors on our Board since 2001, have advised the Company that they do not intend to seek re-election at the upcoming Annual General Meeting of Shareholders.
    "Jim and Scott have served the Company and its predecessor with great distinction since the beginning of our association with Kohlberg Kravis Roberts & Co. in 1998," said Plumeri. "I would like to express my appreciation to both of them for their wise counsel as directors throughout the last 8 years and for their thorough commitment to driving shareholder value."

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 direct and associate offices in more than 100 countries, its global team of 15,800 Associates serves clients in some 180 countries. Willis has particular expertise in serving the needs of clients in such major industries as construction, aerospace, marine and energy. In June 2001 the Group returned to public ownership and is listed on the New York Stock Exchange. Additional information on Willis may be found on its web site www.willis.com

    CONTACT: Willis Group
             Investors:
             Kerry Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             daniel.prince@willis.com